Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & CFO	Director Corporate Affairs
(616) 878-8793	(616) 878-2830

SpartanNash Announces First Quarter Fiscal Year 2014 Financial Results

Consolidated Net Sales of $2.3 Billion

Comparable Store Sales Increased 2.5%

GRAND RAPIDS, MICHIGAN – May 21, 2014 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 16-week first quarter ended April 19, 2014.

The Company’s fiscal year end was changed from the last Saturday in March to the Saturday nearest to December 31, effective beginning with the transition period ended December 28, 2013. Beginning with fiscal 2014, the Company’s interim quarters consist of 12 weeks except for the first quarter which consists of 16 weeks. As a result of this change, financial results for the current quarter ended April 19, 2014 are for 16 weeks. In addition, the Company’s Consolidated Statements of Earnings and Consolidated Statements of Cash Flows for the prior year include an unaudited 16-week period ended April 27, 2013. The prior year financial statements were recast to the new fiscal year format based upon the original fiscal period end dates. As a result, the period end date for the prior year financial statements differs with the current year by one week and the comparable prior year will consist of 51 weeks with the fourth quarter comprised of 11 weeks.

First Quarter Results

Consolidated net sales for first quarter increased 199.1 percent to $2.3 billion compared to $780.3 million last year, primarily due to $1.5 billion in sales generated as a result of the November 2013 merger with Nash Finch Company (“Nash Finch”), as well as a comparable store sales increase of 2.5 percent and new business gains in the food distribution segment. In addition, first quarter sales benefited from the later timing of the Easter holiday, which resulted in the post-Easter week of low volume sales moving out of the first quarter and into the second quarter this year accounting for an estimated 70 basis points in comparable store sales.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 82.6 percent to $64.9 million, or 2.8 percent of net sales, compared to $35.6 million, or 4.6 percent of net sales last year. Adjusted EBITDA is a non-GAAP financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to net earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported operating earnings were $27.6 million compared to $21.1 million for the prior year quarter. The increase was primarily due to contributions from the merger with Nash Finch, partially offset by merger integration costs of $4.2 million, higher LIFO and stock compensation expense and the impact of low inflation.

Adjusted earnings from continuing operations for the first quarter were $15.2 million, or $0.40 per diluted share on approximately 37.7 million shares outstanding, compared to $11.4 million, or $0.52 per diluted share on approximately 21.8 million shares outstanding last year. For the first quarter of fiscal 2014, adjusted earnings from continuing operations excludes net after-tax charges of $2.7 million, or $0.07 per diluted share, related to merger integration expenses and asset impairment and restructuring costs, partially offset by gains on sales of assets. For the prior year first quarter, adjusted earnings from continuing operations excludes net after-tax charges of $2.4 million, or $0.11 per diluted share, related to debt extinguishment and asset impairment charges. Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Earnings from continuing operations on a GAAP basis were $12.5 million compared to $8.9 million in the prior year quarter. The increase was primarily due to the factors previously mentioned and the debt extinguishment charge in the prior year quarter.

“We are pleased to deliver a quarter of very strong earnings growth,” stated Dennis Eidson, SpartanNash’s President and Chief Executive Officer. “Our results were driven by our merger with Nash Finch, favorable weather events early in the quarter and the timing of the Easter holiday this year. We continue to be pleased with the retail sales trends in our Michigan stores and generated a 2.5 percent increase in comparable store sales for the quarter, representing our third consecutive quarter of positive comparable store sales. While we are early in the integration process, we are highly encouraged by our progress to-date on the integration plan and ability to achieve our $52 million synergy target. We look forward to continuing to leverage our combined retail, food distribution and military operations to realize our long term growth opportunities.”

Gross profit margin for the first quarter was 15.0 percent compared to 22.0 percent in the prior year. The change in gross profit margin rate primarily reflects the change in mix of sales due to the merger, the impact of low inflation and a LIFO charge of $2.0 million compared to a LIFO credit of $0.4 million in the year-ago period.

First quarter operating expenses would have been $317.1 million, or 13.6 percent of net sales, compared to $149.4 million, or 19.1 percent of net sales, in the same quarter last year, if this year’s charges related to merger integration expenses, asset impairment and restructuring charges and gains on sales of assets and last year’s asset impairment charges were excluded. The higher expenses were due to the inclusion of Nash Finch’s operations and the decrease in the rate to sales was due primarily to the change in mix of the Company’s segments as a result of the merger. First quarter operating expenses as reported were $321.4 million, or 13.8 percent of sales, compared to $150.6 million, or 19.3 percent of sales, in the same quarter last year.

Food Distribution Segment

Net sales for the food distribution segment increased 188.4 percent to $971.0 million in the first quarter from $336.7 million for the first quarter last year. The increase in sales was due to $619.6 million in sales from Nash Finch and new business gains, as well as the timing of the Easter holiday.

First quarter adjusted operating earnings for the distribution segment were $19.3 million, excluding $4.9 million of pre-tax merger integration expenses and restructuring charges, compared to adjusted operating earnings of $19.3 million in the same period last year. The benefit from the sales volume of Nash Finch’s distribution operations was offset by accelerated compensation expense due to modifications to the Company’s stock compensation plan, step-up depreciation expense resulting from the revaluation of assets acquired in the merger, higher LIFO expense and lower inflation-related gains. Adjusted operating earnings is a non-GAAP operating financial measure. Operating earnings as reported were $14.4 million compared to operating earnings of $19.3 million in the prior year first quarter.

Retail Segment

Net sales for the retail segment increased 53.0 percent to $678.6 million in the first quarter from $443.6 million for the first quarter last year. The increase in sales was primarily due to $241.4 million in sales generated as a result of the merger and a 2.5 percent increase in comparable store sales, excluding fuel, as well as the benefit from the later timing of Easter. These gains were partially offset by $15.6 million in fewer sales due to the closure of certain stores and lower retail fuel prices compared to the prior year.

First quarter adjusted operating earnings for the retail segment were $7.1 million, excluding $0.6 million of net pre-tax gains on asset dispositions and impairments, compared to adjusted operating earnings of $3.0 million in the same period last year, excluding non-cash, pre-tax asset impairment charges of $1.2 million. The improvement in adjusted operating earnings was due to the merger with Nash Finch’s retail operations. Operating earnings in the retail segment on a GAAP basis were $7.7 million compared to $1.8 million in the prior year quarter.

During the first quarter, the Company completed three major remodels and store re-banners and closed three underperforming supermarkets, one of which was subsequently sold during the second quarter. SpartanNash ended the quarter with 169 corporate owned stores and 32 fuel centers.

Military Segment

Net sales for the Company’s military segment were $684.2 million and operating earnings were $5.6 million for the first quarter of fiscal 2014.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the first quarter was $32.6 million compared to $35.4 million for the comparable period last year. The decline in cash provided was primarily the result of the change in timing of incentive compensation payments due to the change in fiscal year end and payments related to merger integration activities, partially offset by other working capital changes.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $590.0 million as of April 19, 2014 compared to $142.4 million at the end of the first quarter last year, due primarily to the incurrence of $436.1 million in debt as a result of the Nash Finch merger. The Company’s total net long-term debt-to-capital ratio is 0.45-to-1.0 as of April 19, 2014. Net long-term debt is a non-GAAP financial measure. Long-term debt and capital lease obligations, including current maturities, were $605.1 million at April 19, 2014 compared to $147.9 million at April 27, 2013.

Outlook

Mr. Eidson continued, “While we remain very optimistic about the opportunities created by the merger with Nash Finch, the overall food retail environment remains challenging in the short term given the lack of center store inflation and a continued cautious consumer. During the second quarter, we will continue to benefit significantly from the newly merged business, but will be facing difficult sales comparisons in our legacy business due to the cycling of a retail store acquisition and a new distribution customer and our recent store closures. We will continue to take steps to drive our top and bottom line, including investing in all three of our segments, refining our promotional efforts, and strengthening our private brand offerings and loyalty programs. During the second quarter, we plan to complete three major remodels and re-banners and to begin major remodeling efforts on four more stores. Additionally, we plan to begin construction on two new stores, one of which is scheduled to open in the third quarter and the other is scheduled to open in early 2015.”

For the second quarter of fiscal 2014, the Company anticipates that the weather and Easter timing induced sales benefits from the first quarter will not be replicated, resulting in a softer sales environment. While the Company continues to expect retail comparable sales to remain positive, it believes the rate will be in the 0.5 percent to 1.0 percent range. Due to these factors and the expectation that LIFO will continue to negatively impact results, the Company anticipates that net earnings from continuing operations per diluted share will be at or slightly below last year’s comparable second quarter results of $0.46 per diluted share, excluding merger integration costs and any other one-time expenses.

For fiscal 2014, the Company is maintaining its previously issued guidance of consolidated net sales in the range of $7.90 billion to $8.04 billion, Adjusted EBITDA in the range of $230.0 million to $239.0 million and earnings per share from continuing operations of approximately $1.65 to $1.75, excluding integration costs of approximately $7.4 million after tax and any other one-time expenses.

The Company continues to expect capital expenditures for fiscal year 2014 to be in the range of $77.0 million to $82.0 million, with depreciation and amortization in the range of $89 million to $93 million and total interest expense in the range of $26.0 million to $28.0 million.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2014 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 22, 2014. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

Spartan Stores, Inc. d/b/a SpartanNash Company (SPTN) is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. SpartanNash currently operates 169 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, No Frills, Bag ‘n Save, Sun Mart and Econofoods.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words “outlook,” “trend,” “optimistic,” “guidance,” “opportunity,” “anticipate,” “believe,” “continue,” “maintain,” “expect,” “look forward to,” “repeat,” “progress” or “plan” or similar expressions or that an event or trend “may,” or “will” occur. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today’s date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores’ and Nash Finch’s business and the combined company’s ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in Spartan Stores’ and Nash Finch’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended
	April 19, 2014		April 27, 2013
Net sales	$2,333,727		$780,278
Cost of sales	1,984,707		608,555

Gross profit	349,020		171,723
Operating expenses
Selling, general and administrative	289,594		136,672
Merger transaction and integration	4,168		—
Depreciation and amortization	27,553		12,726
Restructuring and asset impairment charges	127		1,233

Total operating expenses	321,442		150,631

Operating earnings	27,578		21,092
Non-operating expense (income)
Interest expense	7,474		3,388
Non-cash convertible debt interest	—		379
Debt extinguishment	—		2,762
Other, net	5		(7)

Total non-operating expense, net	7,479		6,522

Earnings before income taxes and discontinued operations	20,099		14,570
Income taxes	7,580		5,658

Earnings from continuing operations	12,519		8,912
Loss from discontinued operations, net of taxes	(209)		(276)

Net earnings	$12,310		$8,636

Basic earnings per share:
Earnings from continuing operations	$0.33		$0.41
Loss from discontinued operations	—	*	(0.01)

Net earnings	$0.33		$0.40

Diluted earnings per share:
Earnings from continuing operations	$0.33		$0.41
Loss from discontinued operations	—	*	(0.01)

Net earnings	$0.33		$0.40

Weighted average shares outstanding:
Basic	37,600		21,750
Diluted	37,718		21,827

*	Includes rounding

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 19, 2014	December 28, 2013	April 27, 2013
Assets
Current assets
Cash and cash equivalents	$15,064	$9,216	$5,455
Accounts and notes receivable, net	311,188	286,903	58,060
Inventories, net	557,760	590,248	130,228
Prepaid expenses and other current assets	34,710	39,028	13,451
Deferred taxes on income	—	—	2,310
Property held for sale	189	440	—

Total current assets	918,911	925,835	209,504
Property and equipment, net	631,513	651,477	270,789
Goodwill	308,968	306,148	246,840
Other assets, net	113,055	115,214	64,117

Total assets	$1,972,447	$1,998,674	$791,250

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$349,121	$364,856	$123,825
Accrued payroll and benefits	72,097	85,102	37,643
Other accrued expenses	47,224	54,935	30,232
Deferred taxes on income	22,886	23,827	—
Current maturities of long-term debt and capital lease obligations	7,258	7,345	4,025

Total current liabilities	498,586	536,065	195,725
Long-term liabilities
Deferred taxes on income	95,811	92,319	80,578
Postretirement benefits	19,918	22,009	14,180
Other long-term liabilities	40,735	43,845	20,019
Long-term debt and capital lease obligations	597,822	597,563	143,839

Total long-term liabilities	754,286	755,736	258,616
Commitments and contingencies
Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,783 and 21,753 shares outstanding	522,813	518,056	146,884
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—	—
Accumulated other comprehensive loss	(8,626)	(8,794)	(13,687)
Retained earnings	205,388	197,611	203,712

Total shareholders’ equity	719,575	706,873	336,909

Total liabilities and shareholders’ equity	$1,972,447	$1,998,674	$791,250

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 19, 2014	April 27, 2013
Cash flows from operating activities Net cash provided by operating activities	$32,595	$35,351
Net cash used in investing activities	(22,063)	(9,795)
Net cash used in financing activities	(4,450)	(28,667)
Net cash used in discontinued operations	(234)	(394)

Net increase (decrease) in cash and cash equivalents	5,848	(3,505)
Cash and cash equivalents at beginning of period	9,216	8,960

Cash and cash equivalents at end of period	$15,064	$5,455

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 19, 2014	April 27, 2013
Military Segment:
Net sales	$684,167	$—
Operating earnings	$5,561	$—
Food Distribution Segment:
Net sales	$971,002	$336,706
Operating earnings	$14,361	$19,321
Retail Segment:
Net sales	$678,558	$443,572
Operating earnings	$7,656	$1,771

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

	16 Weeks Ended
	April 19, 2014	April 27, 2013
Net earnings	$12,310	$8,636
Add:
Discontinued operations	209	276
Income taxes	7,580	5,658
Interest expense	7,474	3,767
Debt extinguishment	—	2,762
Non-operating expense (income)	5	(7)

Operating earnings	27,578	21,092
Add:
Depreciation and amortization	27,553	12,726
LIFO expense (income)	1,972	(394)
Restructuring and asset impairment charges	127	1,233
Merger transaction and integration expenses	4,168	—
Non-cash stock compensation and other charges	3,514	900

Adjusted EBITDA	$64,912	$35,557

Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$5,561	$—
Add:
LIFO expense	471	—
Depreciation and amortization	4,193	—
Non-cash stock compensation and other charges	5	—

Adjusted EBITDA	$10,230	$—

Food Distribution:
Operating earnings	$14,361	$19,321
Add:
LIFO expense (income)	962	(408)
Depreciation and amortization	9,728	2,816
Restructuring and asset impairment charges	722	—
Merger transaction and integration expenses	4,168	—
Non-cash stock compensation and other charges	2,955	420

Adjusted EBITDA	$32,896	$22,149

Retail:
Operating earnings	$7,656	$1,771
Add:
LIFO expense	539	14
Depreciation and amortization	13,632	9,910
Restructuring and asset impairment charges	(595)	1,233
Non-cash stock compensation and other charges	554	480

Adjusted EBITDA	$21,786	$13,408

Notes: Consolidated adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

We believe that adjusted EBITDA provides a meaningful representation of our operating performance for SpartanNash as a whole and for our operating segments. We consider adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	16 Weeks Ended
	April 19, 2014	April 27, 2013
Operating earnings	$27,578	$21,092
Add:
Asset impairment and restructuring charges	127	1,233
Merger transaction and integration expenses	4,168	—

Adjusted operating earnings	$31,873	$22,325

Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$5,561	$—
Add:

Adjusted operating earnings	$5,561	$—

Food Distribution:
Operating earnings	$14,361	$19,321
Add:
Asset impairment and restructuring charges	722	—
Merger transaction and integration expenses	4,168	—

Adjusted operating earnings	$19,251	$19,321

Retail:
Operating earnings	$7,656	$1,771
Add:
Asset impairment and restructuring charges	(595)	1,233

Adjusted operating earnings	$7,061	$3,004

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of its military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	16 Weeks Ended
	April 19, 2014		April 27, 2013
	Earnings from continuing operations	Earnings per diluted share	Earnings from continuing operations	Earnings per diluted share
Earnings from continuing operations	$12,519	$0.33	$8,912	$0.41
Adjustments, net of taxes:
Asset impairment and restructuring charges	79	0.00	754	0.03
Merger transaction and integration expenses	2,596	0.07	—	—
Debt extinguishment	—	—	1,689	0.08

Adjusted earnings from continuing operations	$15,194	$0.40	$11,355	$0.52

*includes rounding
Weighted average diluted shares outstanding	37,718		21,827

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that we define as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

We believe that adjusted earnings from continuing operations provide a meaningful representation of our operating performance for the Company. We consider adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. We believe that adjusted earnings from continuing operations provides useful information for our investors because it is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	April 19, 2014	December 28, 2013	April 27, 2013
Current maturities of long-term debt and capital lease obligations	$7,258	$7,345	$4,025
Long-term debt and capital lease obligations	597,822	597,563	143,839

Total debt	605,080	604,908	147,864
Cash and cash equivalents	(15,064)	(9,216)	(5,455)

Total net long-term debt	$590,016	$595,692	$142,409

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.